Exhibit 99.1

PRESS RELEASE

TERADYNE ANNOUNCES NEW PRESIDENT FOR SEMICONDUCTOR TEST

BOSTON—(BUSINESS WIRE)—July 2, 2003—Teradyne (NYSE: TER) today announced the promotion of Mark E. Jagiela to President of the Semiconductor Test Division, replacing Michael Bradley, who was recently promoted to President of the Corporation. Jagiela joined Teradyne after graduation from the University of Michigan in 1982 with a B.S. in Electrical Engineering, starting as a design engineer in what is now the System-On-a-Chip (SOC) test systems group. He later spent 10 years in Japan as General Manager of the company’s locally-based product lines. While there, he oversaw the move of the divisional headquarters from Tokyo to Kumamoto, a significant strengthening of the division’s engineering and manufacturing capability and the development of a successful strategy in image sensor test. Upon returning to the U.S. in 1999, he served as the engineering manager for VLSI test and he later was promoted to General Manager of that group. He was appointed a Vice President of Teradyne in 2001. For the last two years, he has had overall marketing and business unit management responsibility for Semiconductor Test.

In commenting on Jagiela’s promotion Bradley said “The breadth and complexity of our semiconductor test business have increased significantly in the last several years. In his 21 years with the company, Mark has mastered a diverse range of skills in engineering, marketing and international business management that give him an ideal experience base from which to tackle his new role.”

About Teradyne

Teradyne is the world’s largest supplier of Automatic Test Equipment, and a leading supplier of interconnection systems. The company’s products deliver competitive advantage to the world’s leading semiconductor, electronics, automotive and network systems companies. In 2002, Teradyne had sales of $1.22 billion, and currently employs about 6800 people worldwide. For more information, visit www.teradyne.com. Teradyne is a trademark of Teradyne, Inc. in the US and other countries.

Contacts

Teradyne

Tom Newman, 617/422-2425

tom.newman@teradyne.com